Exhibit 1.1

October 26, 2006

Mr. George W. Nise
President and Chief Executive Officer
Beneficial Savings Bank MHC
Beneficial Mutual Bancorp, Inc.
Beneficial Mutual Savings Bank
510 Walnut Street
Philadelphia, Pennsylvania 19106

Dear Mr. Nise:

    Sandler O’Neill & Partners, L.P. (“Sandler O'Neill”) is pleased to act as records management agent for Beneficial Savings Bank MHC (the “MHC”), Beneficial Mutual Bancorp, Inc. (“BMB”) and Beneficial Mutual Savings Bank (the “Bank”) in connection with the offer and sale of certain shares of the common stock of BMB to the Bank’s eligible account holders in a Subscription Offering and to members of the Bank's community in a Direct Community Offering (collectively, the “Offering”) pursuant to the terms of a Plan of Stock Issuance to be adopted by the Boards of Directors of the MHC, BMB and the Bank (the “Plan”). The MHC, BMB and the Bank are sometimes collectively referred to herein as the “Company.” This letter is to confirm the terms and conditions of our engagement.

SERVICES AND FEES

    In our role as Records Management Agent, we anticipate that our services will include the services outlined below, each as may be necessary and as the Company may reasonably request:

I.	Consolidation of Accounts and Development of a Central File

II.	Preparation of Stock Order Forms

III.	Organization and Supervision of the Stock Information Center

IV.	Subscription Services

Each of these services is further described in Appendix A to this agreement.

Mr. George W. Nise October 26, 2006 Page 2

    For its services hereunder, the Company agrees to pay Sandler O’Neill a fee of $75,000. This fee is based upon the requirements of current regulations and the Plan as currently contemplated. Any unusual or additional items or duplication of service required as a result of a material change in the regulations or the Plan or a material delay or other similar events may result in extra charges that will be covered in a separate agreement if and when they occur. All fees under this agreement shall be payable in cash, as follows: (a) $5,000 payable upon execution of this agreement, which shall be non-refundable; and (b) the balance upon the completion of the Offering.

COSTS AND EXPENSES

    As is customary, all expenses incurred in connection with the establishment and operation of the Stock Information Center (eg., postage, telephone, supplies, temporary personnel, etc.) will be borne by the Company. Sandler O’Neill will be responsible for its own out-of-pocket expenses incurred in connection with its engagement hereunder regardless of whether the Conversion is consummated, including, travel, lodging, meals, telephone, postage etc. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this agreement.

RELIANCE ON INFORMATION PROVIDED

    The Company will provide Sandler O’Neill with such information as Sandler O’Neill may reasonably require to carry out its duties. The Company recognizes and confirms that Sandler O’Neill (a) will use and rely on such information in performing the services contemplated by this agreement without having independently verified the same, and (b) does not assume responsibility for the accuracy or completeness of the information.

LIMITATIONS

    Sandler O’Neill, as Records Management Agent hereunder, (a) shall have no duties or obligations other than those specifically set forth herein; (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any order form or any stock certificates or the shares represented thereby, and will not be required to and will make no representations as to the validity, value or genuineness of the offer; (c) will not be obliged to take any legal action hereunder which might in its judgment involve any expense or liability, unless it shall have been furnished with reasonable indemnity satisfactory to it; and (d) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telex, telegram, or other document or security delivered to it and in good faith believed by it to be genuine and to have been signed by the proper party or parties.

Mr. George W. Nise October 26, 2006 Page 3

    Sandler O’Neill, as Records Management Agent hereunder, shall not be liable to any person or entity by reason of any error of judgment, or for any act done by it in good faith or for any mistake of law or fact in connection with this agreement and the performance hereof, unless caused by or arising out of its own willful misconduct, bad faith or gross negligence; provided, however, that Sandler O’Neill shall be liable to the Company for any act done by it in good faith or for any mistake of law or fact in connection with this agreement and the performance hereof that results from Sandler O’Neill’s willful misconduct, bad faith or negligence.

INDEMNIFICATION

    The Company agrees to indemnify and hold Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons (Sandler O’Neill and each such person being an “Indemnified Party”) harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the engagement of Sandler O’Neill pursuant to, and the performance by Sandler O’Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from Sandler O’Neill’s willful misconduct, bad faith or negligence.

MISCELLANEOUS

    The following addresses shall be sufficient for written notices to each other:

If to you:	Beneficial Mutual Savings Bank 510 Walnut Street Philadelphia, PA 19106 Attention: Mr. Joseph F. Conners

Mr. George W. Nise October 26, 2006 Page 4

If to us:	Sandler O’Neill & Partners, L.P. 919 Third Avenue New York, New York 10022 Attention: General Counsel

    The Agreement and appendix hereto constitute the entire Agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This Agreement is governed by the laws of the State of New York.

    Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O’Neill the duplicate copy of this letter enclosed herewith.

Very truly yours, Sandler O’Neill & Partners, L.P. By: Sandler O’Neill & Partners Corp., the sole general partner

By: /s/ Thomas P. Duke Thomas P. Duke Authorized Officer of the Corporation

Accepted and agreed to as of
the date first above written:

Beneficial Savings Bank MHC
Beneficial Mutual Bancorp, Inc.
Beneficial Mutual Savings Bank

By:  /s/ George W. Nise
       George W. Nise
       President and Chief Executive Officer

APPENDIX A

OUTLINE OF RECORDS MANAGEMENT AGENT SERVICES

I.	Consolidation of Accounts
1. Consolidate files in accordance with regulatory guidelines and create central file.
2. Our EDP format will be provided to your data processing people.

II.	Order Form Preparation
1. Assist in designing stock order forms for ordering stock.
2. Interface with financial printer to prepare stock order forms.

III.	Organization and Supervision of Stock Information Center
1. Advising on the physical organization of the Stock Information Center, including materials requirements.
2. Assist in the training of all Bank and temporary personnel who will be staffing the Stock Information Center.
3. Establish reporting procedures.
4. On-site supervision of the Stock Information Center during the offering period.

IV.	Subscription Services
1. Produce list of depositors by state (Blue Sky report).
2. Production of subscription rights and research books.
3. Stock order form processing.
4. Acknowledgment letter to confirm receipt of stock order.
5. Daily reports and analysis.
6. Proration calculation and share allocation in the event of an oversubscription.
7. Produce charter shareholder list.
8. Interface with Transfer Agent for Stock Certificate issuance.
9. Refund and interest calculations.
10. Confirmation letter to confirm purchase of stock.
11. Notification of full/partial rejection of orders.
12. Production of 1099/Debit tape.

A-1